UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2015

Regulus Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35670	26-4738379
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3545 John Hopkins Court Suite 210 San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 202-6300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On June 25, 2015, Regulus Therapeutics Inc. (the “Company”) amended the compensation terms of its Employment Agreement with Paul Grint, M.D., the Company’s President and Chief Executive Officer (the “Amended Terms”). Under the Amended Terms, Dr. Grint is entitled to receive an annual base salary of $500,000 effective June 1, 2015, the date of his appointment to President and Chief Executive Officer. In addition, Dr. Grint is eligible to receive an annual performance bonus based on a target amount of 50% of his annual base salary, which increased target bonus is also effective as of June 1, 2015. In addition, on June 25, 2015, Dr. Grint was granted a stock option to purchase 500,000 shares of the Company’s common stock with an exercise price of $10.22. Twenty-five percent of the option will vest on the first anniversary of the date of grant and the remainder will vest in equal monthly installments over the following thirty-six months such that the option will be fully vested four years after the date of grant, subject to Dr. Grint’s Continuous Service to the Company, as that term is defined in the Company’s 2012 Equity Incentive Plan. Dr. Grint’s base salary and target bonus percentage are subject to modification from time to time in the discretion of the Board of Directors or any authorized committee thereof.

Other than the changes described herein, the material terms of Dr. Grint’s prior employment agreement remain unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 26, 2015	Regulus Therapeutics Inc.

	By:	/s/ David L. Szekeres
David L. Szekeres
Chief Business Officer & General Counsel